CLAYMORE EXCHANGE-TRADED FUND TRUST
CLAYMORE EXCHANGE-TRADED FUND TRUST 2

POWER OF ATTORNEY

That each of the undersigned officers and trustees of Claymore Exchange-Traded Fund Trust and Claymore Exchange-Traded Fund Trust 2, each a statutory trust formed under the laws of the State of Delaware (each a “Trust,” collectively, the "Trusts"), do constitute and appoint Amy J. Lee, Mark M. Mathiasen and Stevens T. Kelly as true and lawful attorneys and agents, with full power and authority to execute in the name and on behalf of each of the undersigned as such officers or trustees, a Registration Statement on Form N-1A, including any pre-effective amendments and/or any post-effective amendments thereto and any other filings in connection therewith, and to file the same under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration of each Trust, the registration or offering of each Trust's shares of beneficial interest; granting to such attorney and agent full power of substitution and revocation in the premises; and ratifying and confirming all that such attorney and agent may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the 12th day of November, 2012.

/s/ Randall C. Barnes__________________
Randall C. Barnes, Trustee

/s/ Donald C. Cacciapaglia _____________
Donald C. Cacciapaglia, Trustee

/s/ Roman Friedrich III
Roman Friedrich III, Trustee

/s/ Robert B. Karn III _________________
Robert B. Karn III, Trustee

/s/ Ronald A. Nyberg
Ronald A. Nyberg, Trustee

/s/ Ronald E. Toupin, Jr.
Ronald E. Toupin, Jr., Trustee